Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Contact:	Public Relations Contact:
Brad Cohen	Lisa Greb
ICR, LLC	Director of Corporate Communications
330/463-6865	Jo-Ann Stores, Inc.
http://www.joann.com	330/463-3442

JO-ANN STORES ANNOUNCES FINANCIAL RESULTS
FOR FIRST QUARTER

• Same-store sales increase 4.1%
• Gross Margin improves by 200 basis points
• Earnings Per Share double to $0.66

HUDSON, OH – May 26, 2010 — Jo-Ann Stores, Inc. (NYSE: JAS) today announced financial results for its fiscal 2011 first quarter ended May 1, 2010. Net income for the first quarter was $18.2 million, or $0.66 per diluted share, compared with net income of $8.6 million, or $0.33 per diluted share, for the first quarter last year. The prior year first quarter net income includes a $0.7 million after-tax gain, or $0.03 per diluted share, related to the purchase of a portion of the company’s senior subordinated notes. Excluding this gain, net income for the prior year first quarter was $7.9 million, or $0.30 per diluted share.

Net sales for the first quarter increased 4.4% to $480.3 million from $460.0 million for the same period last year. Same-store sales increased 4.1% compared with a 1.0% same-store sales increase for the first quarter last year.

Large-format store net sales for the quarter increased 3.9% to $257.2 million compared to the same period last year. Same-store sales for large-format stores increased 1.9% compared with a decrease of 0.6% in the first quarter last year. Small-format store net sales for the quarter increased 4.9% to $212.8 million compared to the same period last year. Same-store sales for small-format stores increased 6.9% compared with an increase of 3.0% in the first quarter last year. Joann.com Internet sales for the quarter increased 8.4% to $10.3 million compared to the same period last year.

Darrell Webb, chairman and chief executive officer stated, “Our team delivered record financial results in the first quarter of fiscal 2011.  Sales remained strong, even as we began to cycle positive sales results from the previous year.  Our seasonal merchandise and custom framing categories, which struggled through the recession, delivered positive sales trends for the first time in two years.  I was also pleased with our continuing progress on global sourcing and inventory management which contributed to our gross margin improvement.”  Webb concluded, “We believe Jo-Ann Stores is positioned for sustainable sales and margin growth as we execute our strategic initiatives.”

Operating Results

Gross margins for the first quarter increased approximately 200 basis points to 50.5% from 48.5% in the first quarter of the prior year due to global sourcing efforts, improved inventory management of seasonal and clearance merchandise, and promotional markdown optimization.

Selling, general and administrative expenses for the quarter increased 2.6% to $195.4 million from $190.4 million for the same period last year. Selling, general and administrative expenses as a percentage of net sales improved by approximately 70 basis points to 40.7% compared to the same period last year due to expense leverage from the increase in sales as well as continued efforts to control expenses.

Operating profit for the first quarter was $30.6 million versus $14.9 million for the same period last year.

Balance Sheet

The cash balance at the end of the first quarter increased $75.7 million to $160.7 million compared to the end of the first quarter last year. The company had no debt outstanding at the end of the first quarter which was a reduction of $50.5 million compared to the end of the first quarter last year. This $126.2 million improvement in cash, net of debt, was primarily the result of cash generated from operations and improvements in working capital.

Store Openings, Closings and Remodels

During the first quarter of fiscal 2011, the company opened two large-format and eight small-format stores and closed six small-format stores. For fiscal 2011, the company expects to open approximately 30 new stores and close approximately 25 stores.

During the first quarter of fiscal 2011, the company remodeled 12 stores of which one was transitioned from a small-format to a large-format layout. For fiscal 2011, the company expects to remodel at least 40 stores during the year.

Fiscal 2011 Outlook

Based upon the company’s first quarter results and management’s operating assumptions for the remainder of the year, the company is increasing its previously announced expectations for fiscal 2011. The key considerations underlying its outlook for fiscal 2011 include:

•	Same-store sales increase of approximately 2.5% to 3.5% for the year;

•	Gross margin rate improvement of 40 to 70 basis points for the year versus the previously announced range of approximately 20 to 50 basis points;

•	Selling, general and administrative expenses, as a percentage of net sales, improvement of 30 to 60 basis points for the year versus the previously announced range of approximately 20 to 50 basis points;

•	Capital expenditures, net of landlord allowances, for the full year of approximately $50 million;

•	Earnings per diluted share in the range of $2.95 to $3.10 for the year versus the previously announced range of $2.75 to $2.90;

•	Free cash flow in the range of $80 to $85 million for the year (free cash flow defined as net income plus depreciation and amortization, stock-based compensation expense and changes in working capital, less capital expenditures, net of landlord allowances);

•	Weighted-average diluted share count of approximately 27.4 million shares for the year.

Conference Call on the Web

Investors will have the opportunity to listen to the first quarter earnings conference call at 4:30 p.m. ET today. The call can be accessed via the Internet through Streetevents at http://www.streetevents.com and on our website at http://www.joann.com (go to the bottom of our home page and click on “Investors,” then click on the Conference Call icon). To listen to the live call, please go to the website at least ten minutes before the call begins to register, and download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. The replay may be accessed at http://www.joann.com and at http://www.streetevents.com or by phone at 800-642-1687, conference ID # 73267946.

Jo-Ann Stores, Inc. (http://www.joann.com), is a leading national fabric and craft retailer with locations in 48 states, including 231 large-format stores and 519 small-format stores.

Use of Non-GAAP Financial Information
In this release, Jo-Ann Stores discloses pro forma or non-GAAP measures of net income and earnings per share. Jo-Ann Stores believes that this pro forma information provides greater comparability regarding its ongoing operating performance. These measures should not be considered an alternative to measurements required by accounting principles generally accepted in the United States (GAAP), such as net income and earnings per share. These pro forma measures are unlikely to be comparable to pro forma information provided by other companies. In accordance with SEC regulations, reconciliation of the Jo-Ann Stores GAAP information to the pro forma information is provided in the table below. We will also make available on the investor relations page of our website at http://www.joann.com this press release, a replay of the Webcast, and a reconciliation of the difference between the GAAP and non-GAAP financial measures.

This press release contains forward-looking statements that are subject to certain risks and uncertainties. Our actual results, performance or achievements may differ materially from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions, risks in implementing new marketing initiatives, natural disasters and geo-political events, changes in customer demand, changes in trends in the fabric and craft industry, changes in the competitive pricing for products, the impact of competitors’ store openings and closings, our dependence on suppliers, seasonality, disruptions to the transportation system or increases in transportation costs, energy costs, our ability to recruit and retain highly qualified personnel, our ability to manage our inventory, our ability to effectively manage our distribution network, disruptions to our information systems, failure to maintain the security of our electronic and other confidential information, failure to comply with various laws and regulations, failure to successfully implement the store growth strategy, changes in accounting standards and effective tax rates, inadequacy of our insurance coverage, cash and cash equivalents held at financial institutions in excess of federally insured limits, volatility of our stock price, damage to our reputation, and other factors. Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the company’s Securities and Exchange Commission filings.

(tables to follow)

JO-ANN STORES, INC.
Consolidated Statements of Operations
(Unaudited)

	Thirteen Weeks Ended
	May 1,	May 2,
	2010	2009
(Dollars in millions, except per share data)
Net sales	$480.3	$460.0
Cost of sales	237.9	237.1

Gross margin	242.4	222.9
Selling, general and administrative expenses	195.4	190.4
Store pre-opening and closing costs	2.2	3.6
Depreciation and amortization	14.2	14.0

Operating profit	30.6	14.9
Gain on purchase of senior subordinated notes	—	(1.2)
Interest expense, net	0.9	1.6

Income before income taxes	29.7	14.5
Income tax provision	11.5	5.9

Net income	$18.2	$8.6

Income per common share – basic	$0.69	$0.34
Income per common share – diluted	$0.66	$0.33
Weighted average shares outstanding (in thousands):
Basic	26,312	25,303

Diluted	27,375	25,844

OTHER INFORMATION
Number of stores open at period end:
Small-format stores	519	543
Large-format stores	231	220

	750	763

Square footage at period end (000’s):
Small-format stores	7,666	7,995
Large-format stores	8,385	8,147

	16,051	16,142

Average square footage per store:
Small-format stores	14,771	14,724

Large-format stores	36,299	37,032

JO-ANN STORES, INC.
Condensed Consolidated Balance Sheets

	(Unaudited)
	May 1,	May 2,	January 30,
	2010	2009	2010
(Dollars in millions)
Assets
Current assets:
Cash and cash equivalents	$160.7	$85.0	$217.1
Inventories	405.0	406.6	416.8
Deferred income taxes	21.6	19.6	22.3
Prepaid expenses and other current assets	28.2	28.5	29.9

Total current assets	615.5	539.7	686.1
Property, equipment and leasehold improvements, net	294.3	307.0	293.7
Goodwill, net	11.6	11.6	11.6
Other assets	8.3	8.4	9.0

Total assets	$929.7	$866.7	$1,000.4

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$145.4	$135.6	$151.1
Accrued expenses	94.6	84.4	128.6
Senior subordinated notes – short term	—	—	47.5

Total current liabilities	240.0	220.0	327.2
Long-term debt	—	50.5	—
Long-term deferred income taxes	3.9	1.7	2.2
Lease obligations and other long-term liabilities	106.0	106.7	105.4
Shareholders’ equity	579.8	487.8	565.6

Total liabilities and shareholders’ equity	$929.7	$866.7	$1,000.4

JO-ANN STORES, INC.
Reconciliation of Non-GAAP Financial Information
(Unaudited)

	Thirteen Weeks Ended
	May 1,	May 2,
	2010	2009
(Dollars in millions, except per share data)
GAAP net income as reported	$18.2	$8.6
Gain on purchase of senior subordinated notes, net of tax	—	0.7

Non-GAAP pro forma net income	$18.2	$7.9

GAAP income per common share – diluted	$0.66	$0.33
Gain on purchase of notes per common share – diluted	—	0.03

Non-GAAP pro forma net income per common share – diluted	$0.66	$0.30

Weighted average shares outstanding (in thousands):
Diluted	27,375	25,844